Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Silicon Motion Technology Corporation:

We consent to the use in this Registration Statement of Silicon Motion Technology Corporation on Form F-1 of our audit report dated March 18, 2005 (April 26, 2005 as to Note 1, May 1, 2005 as to Note 21 and May 13, 2005 as to Note 16) relating to the financial statements of Silicon Motion Technology Corporation, appearing in the Prospectus, which is part of the Registration Statement.

We also consent to the reference made to us under the section entitled “Experts” in such Prospectus.

/s/    Deloitte & Touche

Hsinchu, Taiwan

Republic of China

June 8, 2005